Exhibit 99.1

Aterian Signs A $50 Million Credit Facility With MidCap Financial Trust

Pays off Remaining $25 Million Term Loan

NEW YORK, December 27, 2021 — Aterian, Inc. (Nasdaq: ATER) (“Aterian”) announced today that it has signed an asset backed credit facility with MidCap Financial Trust (“MidCap”), which is managed by a subsidiary of Apollo Global Management, Inc. The credit facility has a three year term and gives Aterian access to up to $50 million in total credit, consisting of $40 million in commitments with a non committed accordion facility of an additional $10 million. On the closing, Aterian has repaid in cash and satisfied all outstanding obligations under its existing $25.0 million term loan with High Trail.

Aterian’s Chief Executive Officer, Yaniv Sarig, commented, “This credit facility is a testament to MidCap’s understanding of our business, strong expertise in E-Commerce and their commitment to support growth oriented companies. We are also pleased to announce that we have repaid our remaining loan to High Trail with cash proceeds from the MidCap facility. In the past five months, our team has worked tirelessly to turn around a challenging disruption to our business caused by the impact of the supply chain crisis on our costs of shipping. We are entering 2022 with a stronger balance sheet, preferred shipping rates from our logistics partners and exciting new initiatives to resume organic and M&A driven growth.”

MidCap’s Product Head of Asset Based Lending, Garrett Fletcher, commented “We have a great deal of familiarity with Aterian stemming from financing the company at an earlier stage in its development. We have confidence in the management team and are delighted that they chose to partner with us again as we look forward to continuing to support the company’s growth and development.”

About MidCap Financial

MidCap Financial is a middle market focused specialty finance firm that was formed in 2008. As of June 30, 2021, Midcap Financial provides management or other services for over $31.6 billion of commitments, of which approximately $5.0 billion is managed by Midcap Financial Services Capital Management LLC, a registered investment adviser. MidCap Financial refers to MidCap FinCo Designated Activity Company, a designated activity company limited by shares incorporated under the laws of Ireland, and its subsidiaries, including MidCap Financial Trust. MidCap Financial is managed by Apollo Capital Management, L.P., a subsidiary of Apollo Global Management, Inc. MidCap Financial Services, LLC provides sourcing, due diligence and portfolio management services to MidCap Financial. Loans made or arranged by MidCap Financial Trust pursuant to a California Finance Lenders Law License. For more information about MidCap Financial, please visit http://www.midcapfinancial.com.

About Aterian, Inc.

Aterian, Inc. (Nasdaq: ATER), is a leading technology-enabled consumer products platform that builds, acquires, and partners with best-in-class e-commerce brands by harnessing proprietary software and an agile supply chain to create top selling consumer products. The Company’s cloud-based platform, Artificial Intelligence Marketplace Ecommerce Engine (AIMEE™), leverages machine learning, natural language processing and data analytics to streamline the management of products at scale across the world’s largest online marketplaces, including Amazon, Shopify and Walmart. Aterian has thousands of SKUs across 14 owned and operated brands and sells products in multiple categories, including home and kitchen appliances, health and wellness, beauty and consumer electronics.

Forward Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements regarding our growth plans for 2022, both organically and through M&A and the strength of our balance sheet. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to; those related to the global shipping disruptions, our ability to continue as a going concern, our ability to continue to secure preferred shipping rates with our logistics partners, our ability to meet financial covenants with our lenders, our ability to create operating leverage and efficiency when integrating companies that we acquire, including through the use of our team’s expertise, the economies of scale of our supply chain and automation driven by our platform; those related to our ability to grow internationally and through the launch of products under our brands and the acquisition of additional brands; those related to the impact of COVID-19, including its impact on consumer demand, our cash flows, financial condition and revenue growth rate; our supply chain including sourcing, manufacturing, warehousing and fulfillment; our ability to manage expenses, working capital (including for PPE products) and capital expenditures efficiently; our business model and our technology platform; our ability to disrupt the consumer products industry; our ability to grow market share in existing and new product categories, including PPE; our ability to generate profitability and stockholder value; international tariffs and trade measures; inventory management, product liability claims, recalls or other safety and regulatory concerns; reliance on third party online marketplaces; seasonal and quarterly variations in our revenue; acquisitions of other companies and technologies, our ability to continue to access debt and equity capital (including on terms advantageous to the Company) and the extent of our leverage and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), all of which you may obtain for free on the SEC’s website at www.sec.gov.

Investor Contact:

Ilya Grozovsky

Director of Investor Relations & Corp. Development

Aterian, Inc.

ilya@aterian.io

917-905-1699